News Release:

Patriot Minefinders Engages Arseneau and Associates
to Update NI 43-101 Technical Report

Announcement Highlights:

  review and updated NI 43-101 technical report targeted
  updated technical report to form basis for Preliminary Economic Assessment additional drilling planned to expand resource

Vancouver, B.C., February 1, 2013 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF).

Patriot Minefinders Ltd. (“Patriot”) is pleased to announce that it has engaged Arseneau and Associates to conduct a review and update of the historical NI 43-101 technical report on KM 66 that was prepared by Wardrop Engineering (now Tetra Tech) for Great Panther Silver Ltd., with the goal of establishing a current NI 43-101 compliant resource estimate in the La Gloria and Las Palmitas areas (“La Gloria”).

The KM 66 project contains a historical (2008) indicated resource of 22,297,800 silver equivalent ounces (6,585,900 tonnes grading 28 g/t silver, 0.09 g/t gold, 0.41% lead, 1.14% zinc) and a further 6,305,000 silver equivalent ounces (2,027,900 million tonnes grading 34 g/t silver, 0.13 g/t gold, 0.54% lead, 0.81% zinc) in the inferred category using a cut-off grade of 50 g/t silver equivalent in the La Gloria.

This historical resource estimate is based on a Technical Report dated May 8, 2008 prepared by Wardrop Engineering of Vancouver, B.C. for Great Panther Silver Ltd. whom previously held an option to acquire KM 66. Metal prices and recoveries used by Wardrop were US $9.55 per ounce and 76 per cent, respectively, for silver, US $530 per ounce and 70 per cent for gold, US $0.63 per pound and 80 per cent for lead, and US$1 per pound and 80 per cent for zinc. A copy of the report titled "Technical Report on the Mapimi Project, Mexico" can be found at www.sedar.com under the profile of Great Panther Silver Ltd.

Patriot expects that an updated and current NI 43-101 technical report will be issued after the review. Following the issuance of an updated technical report Patriot plans to conduct a preliminary economic assessment to determine if the resource can support a mining operation. Patriot also plans to conduct geophysical survey and drilling on La Gloria to expand the resource and drilling to confirm mineralization at Victorinos in this year.

Fred Tejada, P.Geo, Director of Patriot, states, “The resource estimate issued in 2008 was completed during a time when metals prices were markedly lower, versus today. Updating this report and given the current price environment for silver, we look forward to assessing the potential feasibility of mining this deposit as well as using the findings of the report to help guide new expansion drilling.”

Patriot has an option to earn up to 75% interest on the property under the terms of LOI it signed with Bearing Resources Ltd. (see press release November 28, 2012). The Companies are in the process of concluding a definitive agreement.

Patriot Minefinders Inc. would also like to report that Mr. John Schweitzer has resigned from the Board of Directors and as Chief Executive Officer effective January 31, 2013. The Company would like to thank Mr. Schweitzer for his contributions.

About Arseneau and Associates Ltd.

Arseneau and Associates Ltd. is operated by Dr. Gilles Arseneau of Vancouver, British Columbia. Dr. Arseneau has over 25 years of experience, and is an expert in mineral resource estimation and National Instrument 43-101. Over the past 10 years, he has worked in consulting and with the TSX Venture Exchange. His consulting activities included the preparation of mineral resource estimates and technical reports for junior, intermediate and senior mining clients. With the TSX Venture Exchange in Vancouver, he was Manager, Geology for three years where he was responsible for the review of technical reports and listing applications for mining companies. He also served on the Canadian Securities Administrators Mining Technical Advisory and Monitoring Committee on NI 43-101. Earlier in his career, Dr. Arseneau managed exploration programs for senior and junior mining companies throughout North America.

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. Patriot is an exploration company focused on the development of gold and silver deposits in the known mining districts of Mexico. The execution of a Definitive Agreement on the KM 66 Project with Bearing Resources Ltd. will turn Patriot into a major explorer in the prolific silver-gold belt of Central Mexico. Patriot trades under the symbol PROF.

Fred Tejada, P.Geo, Director of Patriot, is a qualified person within the context of National Instrument 43-101, has reviewed and takes responsibility for the technical content of this news release.

On behalf of the Board

“John LaGourgue”

JOHN LAGOURGUE, Director

Patriot Minefinders Inc
700 - 510 West Hastings Street
Vancouver, B.C., Canada V6B1L8
Tel. 604-687-7160 Fax. 604-687-7165
Email: info@patriotminefinders.com
Website: www.patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Gloria, any geological similarities with other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Caution to U.S. readers

This notice references resources in the “Measured” “Indicated” and “Inferred” categories. These are terms defined under National Instrument 43-101 of the Canadian securities regulators. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the material in the “Measured” or “Indicated” resource categories will ever be converted into mineral reserves. In addition, “Inferred” resources have great uncertainty as to their existence, and great uncertainty as to the economic and legal feasibility of exploiting these in a mining operation. It cannot be assumed that any part or all of an Inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of an Inferred resource may not form the basis of pre-feasibility or feasibility studies except in rare cases. Investors are cautioned not to assume that any part or all of an Inferred resource exists or is economically or legally mineable.